Exhibit 99.1

Atlantic Power Corporation Releases First Quarter 2020 Results

First Quarter 2020 Financial Results

•	Net income attributable to Atlantic Power of $29.5 million or $0.23 per diluted share increased from $8.9 million or $0.07 per diluted share in Q1 2019; increase primarily attributable to a foreign exchange gain of $20.6 million vs. a foreign exchange loss of $5.0 million in Q1 2019

•	Cash from operating activities of $8.4 million declined from $29.2 million in Q1 2019, primarily due to unfavorable impact of changes in working capital

•	Project Adjusted EBITDA declined to $50.8 million from $53.7 million in Q1 2019, primarily due to the Cadillac outage, partially offset by above-average water flows at Curtis Palmer

•	Repaid $21.6 million of term loan and project debt and achieved a leverage ratio of 3.6 times

•	Liquidity at March 31, 2020 of $149.7 million; on May 1, 2020, used $25 million of cash to purchase 12.5 million common shares

•	In March 2020, extended maturity of revolving credit facility by three years to April 2025 (coincident with term loan maturity); revolver capacity reduced to $180 million from $200 million, with the ability to increase to a maximum of $210 million, subject to certain conditions

Capital Allocation Initiatives

•	Repurchased nearly 3.8 million common shares for a total investment of nearly $8.2 million and an average price of $2.17 per share

•	Repurchased 564,159 preferred shares at a total cost of Cdn$8.9 million (US$6.4 million equivalent), representing an average 39% discount to par

•	On March 25, 2020, announced substantial issuer bid for up to $25 million of common shares; completed offer on May 1, 2020, repurchasing 12.5 million common shares at $2.00 per share

Operational and Commercial Updates

•	To date, plant operations have not been affected by the coronavirus pandemic

•	Repairs to Cadillac plant on schedule for a targeted return to service in Q3 2020

•	Williams Lake plant operated throughout the quarter; has been in a planned outage since April 9

•	Received recent indication from provincial government for a six-month extension at Calstock

2020 Guidance

•	Reaffirming Project Adjusted EBITDA guidance in the range of $175 million to $190 million(1)

•	Reaffirming estimate of cash from operating activities (assuming working capital changes are nil) in the range of $100 million to $115 million

DEDHAM, MASSACHUSETTS – May 7, 2020 – Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today reported its financial results for the three months ended March 31, 2020.

“Results for the first quarter modestly exceeded our expectations, primarily due to above-average water flows at Curtis Palmer. We are reaffirming the 2020 guidance we provided on February 27,” said James J. Moore, Jr., President and Chief Executive Officer of Atlantic Power. “We came into this year well positioned for turbulent markets following a five-year program of reducing debt and cutting costs. Our Power Purchase Agreements provide strong operating cash flow to continue delevering our balance sheet while buying back our own securities or investing opportunistically in growth. We expect to generate an estimated $115 million to $165 million of discretionary cash flow over the next five years, after repaying an estimated $423 million or more than 60% of our debt during that period. This cash generation is very meaningful relative to the current market values of $170 million for our common shares and $75 million for our preferred shares.”

(1)The Company has not provided guidance for Project income or Net income because of the difficulty of making accurate forecasts and projections without unreasonable efforts with respect to certain highly variable components of these comparable GAAP metrics, including changes in the fair value of derivative instruments and foreign exchange gains or losses. These factors, which generally do not affect cash flow, are not included in Project Adjusted EBITDA.

“In the past five years, during a period of significant debt repayment, we invested $72 million in repurchases of common shares and another US$25.5 million equivalent in repurchases of preferred shares, including $33.2 million of common shares and US$6.4 million equivalent of preferred shares in 2020 alone. These common share repurchases were done at prices below our estimates of intrinsic value, while the preferred share repurchases carried attractive after-tax yields,” Mr. Moore continued. “We also are continuing to seek additional external growth investments with compelling returns such as the $45 million of investments that we made in 2018 and 2019.”

Financial Results for the Three Months Ended March 31, 2020

Cadillac Insurance Recovery

As previously disclosed, the Cadillac plant has been out of service following a fire at the plant in September 2019. The Company has insurance coverage that it believes will be adequate to cover the cost of repairs and lost profits (business interruption losses) during the outage. In the first quarter of 2020, the Company received $7.4 million from its insurers in payment of its second claim related to the incident. The $7.4 million is included in cash flows from investing activities. Cumulatively through March 31, 2020, the Company has received $18.6 million in payment of claims related to the incident. The cost of repairs to the plant is included in capital expenditures, a component of cash flows from investing activities. The Company incurred $9.7 million of capital expenditures for repairs in the first quarter of 2020 and a total of $14.8 million through March 31, 2020.

Payments from the Company’s insurers are not allocated between property insurance and business interruption insurance. The Company estimates that approximately $3.2 million of the $7.4 million payment represents recovery of business interruption losses in the first quarter of 2020, and that $5.2 million of the $18.6 million in payments through March 31, 2020 represents recovery of business interruption losses since the incident. Insurance recoveries related to business interruption losses are accounted for as a gain contingency and will not be recorded as income (or included in Project Adjusted EBITDA) until final payment is made by the Company's insurers and the claim is settled, which will occur only after the plant is returned to service. Thus, although Cadillac is expected to generate Project Adjusted EBITDA losses while it is out of service, once it is returned to service and the claim is settled later in 2020, there should not be a net impact on Project Adjusted EBITDA for the year.

Atlantic Power Corporation
Table 1 - Summary of Financial Results
(in millions of U.S. dollars)
Unaudited	Three months ended
	March 31,
	2020	2019	Variance
Project revenue	$72.8	$73.0	$(0.2)
Project income	24.7	30.6	(5.9)
Net income attributable to Atlantic Power Corporation	29.5	8.9	20.6
Earnings per share attributable to Atlantic Power Corporation - basic	0.28	0.08	0.20
Earnings per share attributable to Atlantic Power Corporation - diluted	0.23	0.07	0.16
Project Adjusted EBITDA	50.8	53.7	(2.9)

All amounts are in U.S. dollars and are approximate unless otherwise indicated. Project Adjusted EBITDA is not a recognized measure under generally accepted accounting principles in the United States (“GAAP”) and does not have a standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to similar measures presented by other companies. Please refer to "Non-GAAP Disclosures" on page 15 of this news release for an explanation and a reconciliation of “Project Adjusted EBITDA” as used in this news release to Project income (loss).

Three Months Ended March 31, 2020

Consolidated Results

Project revenue in the first quarter of 2020 decreased by $0.2 million to $72.8 from $73.0 million, with decreases at Cadillac and Morris mostly offset by increases at Allendale and Dorchester, which were acquired in July 2019, and at Williams Lake.

Project income in the first quarter of 2020 was $24.7 million as compared to $30.6 million in the first quarter of 2019. The decrease of $5.9 million was primarily attributable to a $4.2 million increase in operation and maintenance expense, including $2.5 million for Allendale and Dorchester. The change in the fair value of derivative instruments accounted for another $3.2 million of the decrease in project income. These increased expenses were partially offset by a $0.8 million increase in equity in earnings from unconsolidated investments, including $0.6 million from equity interests in the Craven and Grayling projects that were acquired in August 2019.

Net income attributable to Atlantic Power Corporation in the first quarter of 2020 was $29.5 million as compared to net income of $8.9 million in the first quarter of 2019. The increase of $20.6 million was primarily attributable to a foreign exchange gain of $20.6 million as compared to a foreign exchange loss of $5.0 million in the comparable 2019 period. The foreign exchange gain was related to the revaluation of debt denominated in Canadian dollars (the Canadian dollar depreciated 9.2% from December 31, 2019 to March 31, 2020). This favorable variance of $25.6 million was partially offset by a $5.9 million decline in project income from the first quarter of 2019.

Diluted EPS in the first quarter of 2020 was $0.23 as compared to $0.07 in the first quarter of 2019. The increase was attributable to higher net income and a reduction in diluted shares to 134.8 million from 138.6 million.

Project Adjusted EBITDA decreased $2.9 million to $50.8 million in the first quarter of 2020 from $53.7 million in the first quarter of 2019, with most of the decrease attributable to the Cadillac extended outage, partially offset by EBITDA contributed by the biomass projects that were acquired in July and August of 2019.

Atlantic Power Corporation
Table 2 - Project Income (Loss) and Project Adjusted EBITDA by Segment
(in millions of U.S. dollars)
Unaudited
	Three months ended
	March 31,
	2020	2019	Variance
Project income (loss)
Solid Fuel	$1.5	$3.5	$(2.0)
Natural Gas	19.5	18.4	1.1
Hydroelectric	10.4	10.7	(0.3)
Corporate	(6.7)	(2.0)	(4.7)
Total	$24.7	$30.6	$(5.9)
Project Adjusted EBITDA
Solid Fuel	$7.8	$10.1	$(2.3)
Natural Gas	28.2	28.1	0.1
Hydroelectric	15.3	15.6	(0.3)
Corporate	(0.5)	(0.1)	(0.4)
Total	$50.8	$53.7	$(2.9)

Segment Results

Project income

Solid Fuel: Project income decreased $2.0 million primarily due to a $3.9 million decrease at Cadillac as a result of the extended outage. This decrease was partially offset by increased project income at Williams Lake, due to higher revenue under the Energy Purchase Agreement that became effective in October 2019, and at the acquired biomass projects.

Natural Gas: Project income increased $1.1 million primarily due to a $2.7 million increase at Nipigon, mostly driven by a $2.1 million gain in fair value on the fuel agreement accounted for as a derivative. This increase was partially offset by decreases in project income at Orlando and Morris.

Hydroelectric: Project income decreased $0.3 million as slightly lower generation at Curtis Palmer and higher expenses at Moresby Lake more than offset increased generation at Mamquam. Generation declined 2% at Curtis Palmer from the comparable 2019 level, but was 29% above the historical first-quarter average. Mamquam generation increased 31% from the comparable 2019 level and was 23% above the historical first-quarter average.

Project Adjusted EBITDA

Solid Fuel: Project Adjusted EBITDA decreased $2.3 million, primarily due to a $4.3 million decrease at Cadillac due to the extended outage. This decrease was partially offset by increased Project Adjusted EBITDA at Allendale and Dorchester ($0.9 million), Craven and Grayling ($0.8 million), and Williams Lake ($0.8 million).

Natural Gas: Project Adjusted EBITDA increased $0.1 million, primarily due to increases at Nipigon due to a contractual rate escalation and at Oxnard due to gas turbine repairs in the comparable 2019 period, partially offset by a decrease at Orlando due to a maintenance outage in March 2020.

Hydroelectric: Project Adjusted EBITDA decreased $0.3 million, as decreases at Moresby Lake (higher maintenance expenses related to a replacement of the transformer) and Curtis Palmer more than offset an increase at Mamquam.

Atlantic Power Corporation
Table 3 - Cash Flow Results
(in millions of U.S. dollars)
Unaudited	Three months ended
	March 31,
	2020	2019	Variance
Net cash provided by operating activities	$8.4	$29.2	$(20.8)
Net cash (used in) provided by investing activities	(2.6)	1.2	(3.8)
Net cash used in financing activities	(40.1)	(25.5)	(14.6)

Cash Flow

Cash provided by operating activities of $8.4 million decreased $20.8 million from $29.2 million in the first quarter of 2019. The decrease was primarily due to a $16.8 million unfavorable impact from changes in working capital and a $2.9 million reduction in Project Adjusted EBITDA. The unfavorable change in working capital was primarily due to the timing of cash receipts at Williams Lake, Morris and Nipigon, as well as larger cash disbursements for repair work at Cadillac and in preparation for a maintenance outage at Morris later in 2020.

Cash used in investing activities was $2.6 million for the first quarter of 2020 as compared to a $1.2 million source of cash for the first quarter of 2019. The $3.8 million unfavorable change was primarily due to a $9.7 million increase in capital expenditures (primarily for Cadillac repairs), which was mostly offset by the receipt of $7.4 million of insurance proceeds related to the Cadillac fire. In the 2019 period, the Company received $1.5 million of cash proceeds from the sale of equipment at the San Diego projects, which did not recur.

Cash used in financing activities of $40.1 million increased $14.6 million from $25.5 million in the first quarter of 2019. The majority of the increase was attributable to higher uses of cash for common share repurchases and debt repayment. In the first quarter of 2020, the Company used $8.2 million to repurchase common shares as compared to $0.1 million in the first quarter of 2019, and $21.6 million for repayment of term loan and project debt as compared to $15.8 million in the first quarter of 2019. The Company also incurred $1.5 million of deferred financing costs related to the amendment of its credit facilities in the first quarter of 2020. These increases were partially offset by a $1.3 million reduction in use of cash for preferred share repurchases as compared to the first quarter of 2019.

During the first quarter of 2020, the net decrease in the Company’s cash, restricted cash and cash equivalents was $34.3 million.

Liquidity, Balance Sheet and Capital Allocation

Liquidity

In March 2020, as previously reported, the Company executed an amendment to its revolving credit facility, extending the maturity by three years to April 2025, coincident with the maturity of the APLP Holdings term loan. In conjunction with the extension, the revolver capacity was reduced to $180 million from $200 million previously. The amendment allows an upsizing of the revolver capacity by up to $30 million, to a maximum aggregate amount of $210 million, subject to conditions. Such an upsizing would not require a further amendment.

As shown in Table 4, the Company’s liquidity at March 31, 2020 was $149.7 million, a decrease of $46.9 million from $196.6 million at December 31, 2019. The decrease was attributable to the $20 million reduction in revolver capacity, a $14.9 million reduction in cash at the parent and a $12.2 million reduction in cash at the projects. During the quarter, the Company used $14.6 million in parent cash for repurchases of common and preferred shares. Cash at the projects was reduced because of the changes in working capital balances.

Atlantic Power Corporation
Table 4 - Liquidity
(in millions of U.S. dollars)
Unaudited
	March 31, 2020	Dec. 31, 2019
Cash and cash equivalents, parent (1)	$34.0	$48.9
Cash and cash equivalents, projects (2)	13.8	26.0
Total cash and cash equivalents	47.8	74.9
Revolving credit facility (3)	180.0	200.0
Letters of credit outstanding	(78.1)	(78.3)
Availability under revolving credit facility	101.9	121.7
Total liquidity (1)	$149.7	$196.6
Excludes restricted cash of (4) :	$0.5	$7.7

(1) On May 1, 2020, the Company utilized $25.0 million of cash to repurchase and cancel 12.5 million shares under the Substantial Issuer Bid.

(2) Includes $2.1 million and $4.0 million at March 31, 2020 and December 31, 2019, respectively, from Cadillac insurance proceeds for use in reconstruction of the plant.

(3) On March18, 2020, the borrowing capacity under the Revolver was reduced to $180 million.

(4) Includes $0.2 million and $7.3 million at March 31, 2020 and December 31, 2019, respectively, from Cadillac insurance proceeds for use in reconstruction of the plant.

Balance Sheet

Debt Repayment

During the first quarter of 2020, the Company repaid $20.0 million of the APLP Holdings term loan and amortized $1.6 million of project-level debt at Cadillac. At March 31, 2020, the Company’s consolidated debt was $606.3 million, excluding unamortized discounts and deferred financing costs, and the Company’s consolidated leverage ratio (consolidated gross debt to trailing 12-month consolidated Adjusted EBITDA) was 3.6 times, which was improved from 3.8 times a year ago. On a net debt basis (debt net of $47.8 million of cash), the consolidated leverage ratio at March 31, 2020 was 3.3 times.

The Company expects to repay approximately $72.5 million of term loan and $3.9 million of Cadillac project debt in 2020. In addition, the Company expects to repay $7.8 million of its share of Chambers project debt (Chambers is accounted for on the equity method).

Capital Allocation

Normal Course Issuer Bid (NCIB) Update

In the first quarter of 2020, under the NCIB that was put in place on December 31, 2019, the Company repurchased approximately 3.76 million common shares at a cost of $8.17 million, or an average price of $2.17 per share. In addition, the Company repurchased 381,794 shares of the 4.85% Cumulative Redeemable Preferred, Series 1, at an average price of Cdn$15.17 per share; 62,365 shares of the 7.0% Cumulative Rate Reset Preferred, Series 2, at an average price of Cdn$15.20 per share; and 120,000 shares of the Cumulative Floating Rate Preferred, Series 3 at an average price of Cdn$17.90 per share. The total cost to the Company of preferred share repurchases during the quarter was Cdn$8.9 million (US$6.4 million equivalent) and the average discount to par was 39%.

Substantial Issuer Bid (SIB)

As previously disclosed, on March 25, 2020, the Company announced a substantial issuer bid for up to $25 million of common shares at a price not less than $1.95 per share and not to exceed $2.20 per share. The Company completed the offer on May 1, 2020, repurchasing 12.5 million common shares at a price of $2.00 per share. The shares repurchased have been canceled. As a result, the Company’s shares outstanding were reduced approximately 12% to 93,002,338.

Year to date under the NCIB and recently completed SIB, the Company has repurchased approximately 16.3 million common shares at a total cost of $33.2 million, or an average price of $2.04 per share.

2020 Guidance

The Company has not provided guidance for Project income or Net income because of the difficulty of making accurate forecasts and projections without unreasonable efforts with respect to certain highly variable components of these comparable GAAP metrics, including changes in the fair value of derivative instruments and foreign exchange gains or losses. These factors, which generally do not affect cash flow, are not included in Project Adjusted EBITDA.

The Company is reaffirming its guidance for 2020 Project Adjusted EBITDA in the range of $175 million to $190 million. Guidance for 2020 assumes average water flows for the year for Curtis Palmer, which accounts for most of the anticipated decline from the 2019 level of $196.1 million. Guidance also assumes that PPAs for Oxnard and Calstock are not extended and expire as scheduled in May and June of this year, respectively. Lastly, maintenance expense associated with a planned hot gas path inspection at Morris also is a factor in the projected decline from 2019. These negative variances are expected to be partially offset by a full year contribution by the acquired biomass projects and modest increases at several other projects. The Company’s 2020 guidance assumes that Cadillac is returned to service later this year and that the Company records to revenues and Project Adjusted EBITDA those insurance recoveries related to business interruption.

Table 5 provides a bridge of the Company’s 2020 Project Adjusted EBITDA guidance to an estimate of 2020 Cash provided by operating activities. For purposes of providing this bridge to a cash flow measure, the impact of changes in working capital is assumed to be nil. The decline in 2020 estimated Cash provided by operating activities to a range of $100 million to $115 million from the 2019 level of $144.7 million is largely attributable to lower expected Project Adjusted EBITDA, the working capital assumption discussed above (versus a favorable contribution in 2019), modestly higher project debt repayment at Chambers (captured in the adjustment for equity method projects) and higher decommissioning outlays for the San Diego projects (majority of the cash outlays occurring in 2020 rather than in 2019).

Atlantic Power Corporation
Table 5 - Bridge of 2020 Project Adjusted EBITDA Guidance to Cash Provided by Operating Activities
(in millions of U.S. dollars)
Unaudited
	2020 Guidance
	(Initiated 2/27/20)	2019 Actual
Project Adjusted EBITDA	$175 - $190	$196.1
Adjustment for equity method projects(1)	(8)	(3.5)
Corporate G&A (cash)	(24)	(22.4)
Cash interest payments	(36)	(37.6)
Cash taxes	(4)	(2.3)
Decommissioning (San Diego projects)	(4)	(1.0)
Other (including changes in working capital)	-	15.4
Cash provided by operating activities	$100 - $115	$144.7

Note: For the purpose of providing bridge of Project Adjusted EBITDA guidance to a cash flow measure, the impact of changes in working capital on Cash provided by operating activities is assumed to be nil. See comment in preceding paragraph.
(1) For equity method projects, represents difference between Project Adjusted EBITDA and cash distribution.

Operational Updates

Coronavirus Pandemic

With power generation deemed a critical and essential service, to date, the pandemic has not materially affected the Company’s ability to continue operating its plants safely and reliably. The Company has taken appropriate steps at its plants to ensure that health and safety guidelines are being followed, including frequent plant sanitization. Non-essential personnel are not permitted access to the sites. The Company is monitoring fuel supply for its biomass plants (which generally have multiple suppliers including mills and other sources) to ensure that potential supply disruptions are minimized. As the coronavirus pandemic is a rapidly evolving situation, we continue to monitor it and cannot predict what its ultimate impact will be on our business.

Cadillac Reconstruction

The plant remains out of service following the September 2019 fire. Repairs and replacement of equipment are ongoing, with both the replacement generator and the steam turbine having arrived on site earlier this month. To date the impact of the coronavirus pandemic on the schedule has been minimal. Construction crews have been granted travel and site access. The Company continues to target a return of the plant to service in the third quarter of this year.

Williams Lake Operations

The plant returned to service in mid-December and operated continuously until April 9, when the Company took it down for a planned outage. Under the terms of the Energy Purchase Agreement with BC Hydro, the plant will not operate during the months of May, June and July. During the current outage, the Company expects to undertake significant maintenance, including a replacement of the cooling tower, and rebuild fuel supply for the plant. Fuel availability remains challenging, although fuel costs to date have been in line with the Company’s expectations. Considering the planned maintenance (which will be expensed) and expected run time for the plant, the Company continues to estimate that Project Adjusted EBITDA will be approximately breakeven for the year.

Decommissioning of San Diego Projects

Demolition of the three project sites in San Diego (Naval Station, Naval Training Center and North Island) is now expected to begin in June, due to coronavirus-related delays in site access, and should be completed within approximately six months. The Company’s estimate of the cash outlay to decommission these projects is $6.6 million, or approximately $5 million net of salvage proceeds received to date. Approximately $4 million of this is expected to be incurred to complete the work this year. These decommissioning expenditures are not included in Project Adjusted EBITDA.

Maintenance and Capex

In the first quarter of 2020, the Company incurred $5.5 million of maintenance expense and $0.3 million of capital expenditures. These figures exclude capital expenditures for repairs and replacement of equipment at Cadillac of $9.7 million, which are expected to be covered by the Company’s insurance, excluding the deductible.

For 2020, the Company is projecting maintenance expense of $32.8 million and capital expenditures of approximately $4.0 million (excluding Cadillac). These figures include the Company’s proportional share of maintenance expenses and capital expenditures at equity method investments.

Commercial Updates

2020 PPA Expirations

The Company has two projects with PPAs that are scheduled to expire in 2020.

Oxnard (California)

The PPA with Southern California Edison will expire in late May 2020. The Company is continuing to pursue potential short-term offtake structures for the project. Depending on the outcome of these re-contracting efforts, the plant may be mothballed when its PPA expires.

Calstock (Ontario)

The PPA with the Ontario Electricity Financial Corporation will expire in June 2020. The Company recently received an indication from the provincial government that it plans to extend the Calstock PPA for a six-month period while the government evaluates the future role of biomass in the province. The extension has not yet been executed.

Financial Results by Project

A schedule of Project income, Project Adjusted EBITDA and Cash Distributions by project for the three months ended March 31, 2020 and the comparable 2019 period can be found in the first quarter 2020 presentation on the Company’s website. Cash Distributions from Projects is the amount of cash distributed by the projects to the Company out of available project cash flow after all project-level operating costs, interest payments, principal repayment, capital expenditures and working capital requirements.

Supplementary Information Regarding Non-GAAP Disclosures

A discussion of non-GAAP disclosures and a schedule reconciling Project Adjusted EBITDA, a non-GAAP measure, to the comparable GAAP measure, can be found on page 15 of this release.

Investor Conference Call and Webcast

Atlantic Power’s management team will host a telephone conference call and webcast on Friday, May 8, 2020 at 11:00 AM ET. Management’s prepared remarks and an accompanying presentation will be available on the Conference Calls page of the Company’s website prior to the call.

Conference Call / Webcast Information:

Date: Friday, May 8, 2020

Start Time: 11:00 AM ET

Phone Numbers:

U.S. (Toll Free): 1-855-239-3193

Canada (Toll Free): 1-855-669-9657

International (Toll): 1-412-542-4129

Conference Access: Please request access to the Atlantic Power conference call.

Webcast: The call will be broadcast over Atlantic Power’s website at www.atlanticpower.com.

Replay / Archive Information:

Replay: Access conference call number 10143620 at the following telephone numbers:

U.S. (Toll Free): 1-877-344-7529

Canada (Toll Free): 1-855-669-9658

International (Toll): 1-412-317-0088

The replay will be available one hour after the end of the conference call through June 8, 2020 at 11:59 PM ET.

Webcast archive: The conference call will be archived on Atlantic Power’s website at www.atlanticpower.com for a period of 12 months.

About Atlantic Power

Atlantic Power is an independent power producer that owns power generation assets in eleven states in the United States and two provinces in Canada. The Company’s generation projects sell electricity and steam to investment-grade utilities and other creditworthy large customers predominantly under long-term PPAs that have expiration dates ranging from 2020 to 2043. The Company seeks to minimize its exposure to commodity prices through provisions in the contracts, fuel supply agreements and hedging arrangements. The projects are diversified by geography, fuel type, technology, dispatch profile and offtaker (customer). Approximately 75% of the projects in operation are 100% owned and directly operated and maintained by the Company. The Company has expertise in operating most fuel types, including gas, hydro, and biomass, and it owns a 40% interest in one coal project.

Atlantic Power’s shares trade on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP. For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of the Company’s financial data and other publicly filed documents are available on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under "Atlantic Power Corporation" or on the Company's website.

************************************************************************************************************************

Cautionary Note Regarding Forward-Looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under Canadian securities law (collectively, "forward-looking statements").

Certain statements in this news release may constitute "forward-looking statements", which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects. These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words "may," "will," “should,” "project," "continue," "believe," "intend," "anticipate," "expect," "estimate," "target" or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters. Examples of such statements in this press release include, but are not limited to, statements with respect to the following:

•	the impact of the coronavirus pandemic on the economy and the Company’s operations, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties;

•	the Company’s expectation that its designation as essential will allow it to continue to operate through the coronavirus pandemic; the Company’s view that first quarter results modestly exceeded its expectations;

•	the Company’s view that it is well positioned for turbulent markets;

•	the Company’s expectation that its Power Purchase Agreements will produce strong operating cash flow;

•	the Company’s estimate of cumulative discretionary cash flow of $115 million to $165 million over the 2020-2024 period;

•	the Company’s expectation that it will repay $423 million or more than 60% of its debt during the 2020-2024 period;

•	the Company’s view that common share repurchases over the past four and a half years were done at prices below its estimates of intrinsic value per share, and that preferred share repurchases during this period carried attractive after-tax yields;

•	the Company’s expectation that the cost of repairs and business interruption losses at its Cadillac plant following the September 2019 fire will be mostly covered by its insurance, and the Company’s target of returning the plant to service in the third quarter of 2020;

•	the Company’s guidance for 2020 Project Adjusted EBITDA in the range of $175 million to $190 million, and its views of the underlying drivers;

•	the Company’s estimate for 2020 Cash provided by operating activities in the range of $100 million to $115 million, assuming for this purpose that changes in working capital are nil;

•	the Company’s estimate that there should be no net impact on Project Adjusted EBITDA in 2020 from the Cadillac outage, assuming the plant returns to service this year;

•	the Company’s expectation that it will repay $72.5 million of its term loan and $3.9 million of Cadillac project debt in 2020, and another $7.8 million of project debt at Chambers (equity-owned project) from project-level cash flow, including amounts already repaid in the first quarter of 2020;

•	the Company’s estimate that Williams Lake will have approximately a breakeven level of Project Adjusted EBITDA in 2020;

•	the Company’s estimation that cash outlays associated with the decommissioning of the three San Diego projects will total approximately $6.6 million, or approximately $5 million net of salvage proceeds, and that approximately $4 million of this will be incurred in 2020, with the work expected to start in June, subject to potential coronavirus-related delays;

•	the Company’s estimation that, in 2020, including its share of equity-owned projects, maintenance expense will total approximately $32.8 million and capital expenditures will total approximately $4.0 million (excluding capital expenditures for repairs to Cadillac);

•	the Company’s views with respect to the re-contracting and post-PPA outlook for Oxnard and Calstock, and

•	the results of operations and performance of the Company’s projects, business prospects, opportunities and future growth of the Company will be as described herein.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved. Please refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in the Company’s periodic reports as filed with the U.S. Securities and Exchange Commission (the “SEC”) from time to time for a detailed discussion of the risks and uncertainties affecting the Company. Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.

Atlantic Power Corporation
Table 6 – Consolidated Balance Sheet
(in millions of U.S. dollars)
Unaudited
	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$47.8	$74.9
Restricted cash	0.5	7.7
Accounts receivable	32.6	30.4
Insurance recovery receivable	6.1	13.5
Current portion of derivative instruments asset	-	0.7
Inventory	15.8	18.6
Prepayments	6.7	3.8
Income taxes receivable	2.5	1.8
Lease receivable	0.4	0.9
Other current assets	0.3	0.4
Total current assets	112.7	152.7
Property, plant, and equipment, net	490.5	502.1
Equity investments in unconsolidated affiliates	103.7	96.6
Power purchase agreements and intangible assets, net	137.5	144.3
Goodwill	21.3	21.3
Operating lease right-of-use assets	5.9	6.3
Deferred income taxes	9.8	10.4
Other assets	0.6	1.9
Total assets	$882.0	$935.6
Liabilities
Current liabilities:
Accounts payable	$4.7	$8.9
Accrued interest	3.2	2.6
Other accrued liabilities	13.6	20.8
Current portion of long-term debt	78.5	76.4
Current portion of derivative instruments liability	18.0	12.0
Operating lease liabilities	2.0	2.0
Other current liabilities	0.2	0.2
Total current liabilities	120.2	122.9
Long-term debt, net of unamortized discount and deferred financing costs	436.3	473.5
Convertible debentures, net of discount and unamortized deferred financing costs	74.2	81.1
Derivative instruments liability	16.5	15.9
Deferred income taxes	24.1	23.7
Power purchase agreements and intangible liabilities, net	18.5	19.8
Asset retirement obligations, net	49.8	51.5
Operating lease liabilities	4.3	4.8
Other long-term liabilities	4.1	4.7
Total liabilities	$748.0	$797.9
Equity
Common shares, no par value, unlimited authorized shares; 105,502,338 and 108,675,294 issued and outstanding at March 31, 2020 and December 31, 2019	1,252.1	1,259.9
Accumulated other comprehensive loss	(152.2)	(140.7)
Retained deficit	(1,134.7)	(1,164.2)
Total Atlantic Power Corporation shareholders' equity	(34.8)	(45.0)
Preferred shares issued by a subsidiary company	168.8	182.7
Total equity	134.0	137.7
Total liabilities and equity	$882.0	$935.6

Atlantic Power Corporation
Table 7 - Consolidated Statements of Operations
(in millions of U.S. dollars, except per share amounts)
Unaudited
	Three months ended March 31,
	2020	2019
Project revenue:
Energy sales	$40.7	$37.0
Energy capacity revenue	28.0	30.2
Other	4.1	5.8
	72.8	73.0
Project expenses:
Fuel	19.6	20.0
Operations and maintenance	20.7	16.5
Depreciation and amortization	15.6	16.2
	55.9	52.7
Project other income (loss):
Change in fair value of derivative instruments	(5.6)	(2.4)
Equity in earnings of unconsolidated affiliates	13.7	12.9
Interest, net	(0.3)	(0.3)
Other income, net	-	0.1
	7.8	10.3
Project income	24.7	30.6

Administrative and other expenses:
Administration	6.7	6.8
Interest expense, net	10.8	11.1
Foreign exchange (gain) loss	(20.6)	5.0
Other expense, net	2.6	4.7
	(0.5)	27.6
Income from operations before income taxes	25.2	3.0
Income tax expense	1.5	0.6
Net income	23.7	2.4
Net loss attributable to preferred shares of a subsidiary company	(5.8)	(6.5)
Net income attributable to Atlantic Power Corporation	$29.5	$8.9
Net earnings per share attributable to Atlantic Power Corporation shareholders:
Basic	$0.28	$0.08
Diluted	$0.23	$0.07
Weighted average number of common shares outstanding:
Basic	107.2	108.9
Diluted	134.8	138.6

Atlantic Power Corporation
Table 8 - Consolidated Statements of Cash Flows
(in millions of U.S. dollars)	Three months ended
Unaudited	March 31,
	2020	2019
Cash provided by operating activities:
Net income	$23.7	$2.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15.6	16.2
Share-based compensation	0.4	0.6
Equity in earnings from unconsolidated affiliates	(13.7)	(12.9)
Distributions from unconsolidated affiliates	6.0	5.8
Unrealized foreign exchange (gain) loss	(20.9)	5.3
Change in fair value of derivative instruments	8.2	7.1
Amortization of debt discount and deferred financing costs	2.0	1.9
Non-cash operating lease expense	0.5	0.4
Deferred income taxes	0.3	(0.7)
Change in other operating balances
Accounts receivable	(2.1)	5.1
Inventory	2.8	2.7
Prepayments and other assets	(1.7)	(1.4)
Accounts payable	(5.7)	1.9
Accruals and other liabilities	(7.0)	(5.2)
Cash provided by operating activities	8.4	29.2

Cash (used in) provided by investing activities:
Insurance proceeds	7.4	-
Proceeds from sales of assets and equity investments, net	-	1.5
Purchase of property, plant and equipment	(10.0)	(0.3)
Cash (used in) provided by investing activities	(2.6)	1.2

Cash used in financing activities:
Common share repurchases	(8.2)	(0.1)
Preferred share repurchases	(6.4)	(7.7)
Repayment of corporate and project-level debt	(21.6)	(15.8)
Cash payments for vested LTIP withheld for taxes	(0.7)	-
Deferred financing costs	(1.5)	-
Dividends paid to preferred shareholders	(1.7)	(1.9)
Cash used in financing activities:	(40.1)	(25.5)

Net (decrease) increase in cash, restricted cash and cash equivalents	(34.3)	4.9
Cash, restricted cash and cash equivalents at beginning of period	82.6	70.4
Cash, restricted cash and cash equivalents at end of period	$48.3	$75.3

Supplemental cash flow information
Interest paid	$8.3	$8.2
Income taxes paid, net	$0.7	$0.8
Accruals for construction in progress	$0.3	$-

Non-GAAP Disclosures

Project Adjusted EBITDA is not a measure recognized under GAAP and does not have a standardized meaning prescribed by GAAP, and is therefore unlikely to be comparable to similar measures presented by other companies. Investors are cautioned that the Company may calculate this non-GAAP measure in a manner that is different from other companies. The most directly comparable GAAP measure is Project income. Project Adjusted EBITDA is defined as Project income (loss) plus interest, taxes, depreciation and amortization, impairment charges, insurance loss (gain), other (income) expenses and changes in the fair value of derivative instruments. Management uses Project Adjusted EBITDA at the project level to provide comparative information about project performance and believes such information is helpful to investors. A reconciliation of Project Adjusted EBITDA to Project income and to Net income on a consolidated basis is provided in Table 9 below.

Atlantic Power Corporation
Table 9 - Reconciliation of Net Income to Project Adjusted EBITDA
(in millions of U.S. dollars)
Unaudited
	Three months ended
	March 31,
	2020	2019
Net income attributable to Atlantic Power Corporation	$29.5	$8.9
Net loss attributable to preferred share dividends of a subsidiary company	(5.8)	(6.5)
Net income	$23.7	$2.4
Income tax expense	1.5	0.6
Income from operations before income taxes	25.2	3.0
Administration	6.7	6.8
Interest expense, net	10.8	11.1
Foreign exchange (gain) loss	(20.6)	5.0
Other expense, net	2.6	4.7
Project income	$24.7	$30.6

Reconciliation to Project Adjusted EBITDA
Depreciation and amortization	$19.8	$20.2
Interest expense, net	0.7	0.7
Change in the fair value of derivative instruments	5.6	2.4
Other income, net	-	(0.2)
Project Adjusted EBITDA	$50.8	$53.7